EXHIBIT 99.1


January 19, 2001

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Donaldson Company, Inc.
224 Franklin Avenue West                     P.O. Box 1299
Minneapolis, Minnesota 55404                 Minneapolis, Minnesota 55440
                                             (NYSE: DCI)

Chris Bauer                                  Rich Sheffer
(612)871-8877                                (952)887-3753


FOR IMMEDIATE RELEASE

             DONALDSON COMPANY AUTHORIZES STOCK REPURCHASE PROGRAM;
                     BOARD DECLARES QUARTERLY CASH DIVIDEND

         MINNEAPOLIS, Jan. 19 - Donaldson Company, Inc. (NYSE:DCI), today announced that the company's board of directors authorized the repurchase of up to 4.5 million common shares and declared a regular quarterly cash dividend.

         The repurchase authorization of 4.5 million common shares, which is effective through the end of March 2003, replaces the existing authority that was due to expire at the end of January 2001. Previously, the company repurchased 3.5 million common shares out of the 5 million common shares authorized in the expiring authority. Stock repurchases may be implemented through a variety of methods, including open market share repurchases, privately negotiated share repurchases, accelerated share repurchase programs, equity options or other similar facilities.

         The board today also declared a cash dividend of seven and one-half cents per share, payable March 13, 2001 to shareholders of record as of February 23, 2001. As of December 31, 2000, there were approximately 44,300,000 shares outstanding. The current declaration is the 182nd consecutive quarterly cash dividend paid by the Company.

         Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, trucks, and automotive. More than 8,400 employees contribute to the company's success at roughly 40 manufacturing locations around the world. In fiscal year 2000, Donaldson reported record sales of more than $1 billion and achieved its eleventh consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.

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